Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

APEX RESTAURANT MANAGEMENT, INC.,

APEX BRANDS FOODS, INC.

and

MORGAN’S FOODS, INC.

dated as of

March 30, 2014

-i-

-ii-

-iii-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 30, 2014, by and among Apex Restaurant Management, Inc., a California corporation (“Parent”), Apex Brands Foods, Inc., an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Morgan’s Foods, Inc., an Ohio corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company each have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the acquisition of the Company by Merger Sub by means of a merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding common share, without par value, of the Company (the “Common Shares”), other than Dissenting Shares and any Common Shares owned by Parent or any of its Subsidiaries or held in the treasury of the Company, will be converted into the right to receive the Per Share Merger Consideration.

WHEREAS, as a condition and inducement to Parent and Merger Sub entering into this Agreement, certain shareholders of the Company are entering into a Voting Agreement with Parent and Merger Sub simultaneously with the execution and delivery of this Agreement in substantially the form attached hereto as Exhibit A (the “Voting Agreement”), whereby, among other things, such shareholders have agreed, upon the terms and subject to the conditions set forth therein, to vote their Common Shares in favor of adoption of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions of this Agreement, the parties to this Agreement agree as follows:

Article I

THE MERGER

Section 1.1     The Merger. At the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation. The Company as the surviving corporation after the Merger is referred to in this Agreement as the “Surviving Corporation. ”

Section 1.2     Effective Time. The parties to this Agreement shall cause a certificate of merger to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree), with the Secretary of State of the State of Ohio in such form as required by, and executed in accordance with, the relevant provisions of Ohio Law. The Merger will become effective at the time the certificate of merger is duly filed with the Secretary of State of the State of Ohio or such time as is agreed upon by the parties and specified in the certificate of merger (such time is referred to in this Agreement as the “Effective Time”).

Section 1.3     Closing. The closing of the Merger (the “Closing”) shall take place on a date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of all of the conditions set forth in Article VII (the “Closing Date”), at the offices of Tucker Ellis LLP, 950 Main Ave. Suite 1100, Cleveland, Ohio 44113, unless another date or place is agreed to in writing by the parties to this Agreement.

Section 1.4     Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in the applicable provisions of Ohio Law. Without limiting the generality of the foregoing, and subject to the foregoing, at the Effective Time all the assets, property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub will vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5     Articles of Incorporation; Code of Regulations.

(a)     At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately before the Effective Time, will be the Articles of Incorporation of the Surviving Corporation, except that the corporate name of Merger Sub shall at the Effective Time be changed to the corporate name of the Company, until the Articles of Incorporation of the Surviving Corporation are thereafter further amended as provided by Law and such Articles of Incorporation.

(b)     At the Effective Time, the Code of Regulations of Merger Sub, as in effect immediately before the Effective Time, will be the Code of Regulations of the Surviving Corporation until thereafter amended as provided by Law, the Articles of Incorporation of the Surviving Corporation and such Code of Regulations.

Section 1.6     Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Code of Regulations of the Surviving Corporation.

Article II

conversion of common shares; exchange of certificates; and payment

Section 2.1     Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of Common Shares or securities of Parent or Merger Sub:

(a)     Each Common Share issued and outstanding immediately before the Effective Time (other than any Common Shares to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares) will be cancelled and extinguished and be converted into the right to receive $5.00 in cash payable to the holder of such Common Share, without interest (the amount to be received in respect of each Common Share being the “Per Share Merger Consideration” and the aggregate amount to be received in respect of all of the Company Shares being the “Merger Consideration”), upon (i) surrender of the certificate formerly representing such Common Share (a “Certificate”) in the manner provided in Section 2.2 or (ii) in the case of an uncertificated Common Share which immediately prior to the Effective Time was registered to a holder on the share transfer books of the Company (an “Uncertificated Share”), transfer of such Uncertificated Share in the manner provided in Section 2.2. All such Common Shares, when so converted, will no longer be outstanding and will be automatically cancelled, retired and cease to exist. Each holder of a Certificate or Uncertificated Share will cease to have any rights with respect to such Common Shares, except the right to receive the Per Share Merger Consideration for such Common Shares upon the surrender of such Certificate or Uncertificated Shares in accordance with Section 2.2, without interest.

(b)     Each Common Share that is owned, directly or indirectly, by Parent or any direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Effective Time or held by the Company or any direct or indirect wholly-owned Subsidiary of the Company immediately prior to the Effective Time (in each case, other than any Common Shares held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c)     Each common share, without par value, of Merger Sub issued and outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and nonassessable common share, without par value, of the Surviving Corporation.

Section 2.2     Payment; Surrender of Common Shares; Stock Transfer Books.

(a)     Before the Effective Time, Merger Sub shall designate the Company’s transfer agent or another bank or trust company reasonably acceptable to the Company to act as agent for the holders of Common Shares in connection with the Merger (the “Paying Agent”) to receive the funds necessary to make the payments contemplated by Section 2.1(a). Before the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, in trust with the Paying Agent in a separate account for the benefit of holders of Common Shares (the “Payment Fund”) the Merger Consideration. If for any reason the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(b)     As soon as reasonably practicable after the Effective Time and in any event not later than two Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of Common Shares whose Common Shares were converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.1(a) (i) a letter of transmittal (which must specify that delivery will be effected, and risk of loss and title to the Certificates or Uncertificated Shares will pass, only upon delivery to the Paying Agent and will be in such form and have such other provisions as the Company and Merger Sub may reasonably specify) and (ii) instructions for use in surrendering Certificates or Uncertificated Shares in exchange for the Per Share Merger Consideration. Each holder of a Certificate, Certificates or Uncertificated Shares may thereafter until the first anniversary of the Effective Time surrender such Certificate, Certificates or Uncertificated Shares to the Paying Agent under cover of the letter of transmittal, as agent for such holder. Upon (A) delivery of a valid letter of instruction and the surrender of Certificates or (B) receipt of an “agent’s message” by the Paying Agent (or such evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, in each case, on or before the first anniversary of the Effective Time, Merger Sub shall cause the Paying Agent to pay the holder of such Certificates or Uncertificated Shares, in exchange for the Certificates or Uncertificated Shares, cash in an amount equal to the Per Share Merger Consideration multiplied by the number of Common Shares represented by such Certificate or Uncertificated Shares, without interest. Until so surrendered, each Certificate or Uncertificated Shares (other than Certificates or Uncertificated Shares representing Dissenting Shares and Certificates and Uncertificated Shares representing Common Shares held by Parent or any direct or indirect wholly owned Subsidiary of Parent or in the treasury of the Company) will represent solely the right to receive the Per Share Merger Consideration relating to the Common Shares represented by such Certificates or Uncertificated Shares, without interest.

(c)     If payment of the Per Share Merger Consideration in respect of cancelled Common Shares is to be made to a Person other than the Person in whose name a surrendered Certificate or transferred Uncertificated Shares is registered, it will be a condition to such payment that (i) either the Certificate so surrendered will be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate or Uncertificated Share surrendered or shall have established to the satisfaction of Parent, the Paying Agent or the Surviving Corporation that such tax either has been paid or is not applicable. The Per Share Merger Consideration paid upon the surrender for exchange of Certificates or Uncertificated Shares in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares theretofore represented by such Certificates or Uncertificated Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions, in each case with a record date (i) prior to the Effective Time that may have been declared or made by the Company on such Common Shares in accordance with the terms of this Agreement or (ii) prior to the date of this Agreement, and in each case which remain unpaid at the Effective Time.

(d)     At the Effective Time, the share transfer books of the Company will be closed and there will not be any further registration of transfers of any shares of the Company’s capital stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates or Uncertificated Shares will cease to have any rights with respect to such Common Shares, except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they will be cancelled and exchanged for Per Share Merger Consideration as provided in this Article I. No interest will accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates or transfer of Uncertificated Shares which immediately before the Effective Time represented outstanding Common Shares.

(e)     Promptly following the date which is one year after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any cash (including any interest received with respect to such cash), Certificates and other documents in its possession relating to the transactions contemplated hereby (the “Transactions”), which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Uncertificated Shares, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) only as general creditors of the Surviving Corporation with respect to the Merger Consideration payable upon due surrender of their Certificates or Uncertificated Shares, without any interest on such Merger Consideration. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent will be liable to any holder of a Certificate or Uncertificated Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)     The Per Share Merger Consideration paid in the Merger will be net to the holder of Common Shares in cash, subject to reduction only for any applicable federal withholding taxes or, as set forth in Section 2.2(c), share transfer taxes payable by such holder.

(g)     The Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Common Shares such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Common Shares, in respect of which such deduction and withholding were made.

(h)     The Paying Agent shall invest all cash included in the Payment Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation or its designee upon termination of the Payment Fund pursuant to Section 2.2(e).

Section 2.3     Treatment of Option Plans.

(a)     At the Effective Time each holder of a then-outstanding option (the “Options”) to purchase Common Shares under the Option Plans will be entitled to receive, in settlement thereof, for each Common Share subject to such Option, a cash payment equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the per share exercise price of the Options and (ii) the number of Common Shares subject to such holder’s Options not previously exercised, whether or not then vested and exercisable. Heading.

(b)     All amounts payable pursuant to this Section 2.3 shall be subject to any required withholding of taxes and shall be paid without interest.

Section 2.4     Dissenting Shares.

(a)     Notwithstanding any provision of this Agreement to the contrary, any Common Shares held by a holder who has demanded and perfected his, her or its demand for appraisal of his, her or its Common Shares in accordance with Ohio Law (including but not limited to Section 1701.85 of Ohio Law) and as of the Effective Time has neither effectively withdrawn nor lost his, her or its right to such appraisal (“Dissenting Shares”), will not be converted into or represent a right to receive cash pursuant to Section 2.1(a), but the holder of the Dissenting Shares will be entitled to only such rights as are granted to holders of Dissenting Shares by Ohio Law.

(b)     Notwithstanding the provisions of Section 2.4(a), if any holder of Common Shares who demands appraisal of his, her or its Common Shares under Ohio Law effectively withdraws or loses (through failure to perfect or otherwise) his, her or its right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder’s Common Shares will automatically be converted into and represent only the right to receive the Per Share Merger Consideration as provided in Section 2.1(a), without interest thereon, upon surrender of the Certificate or Certificates representing such Common Shares or transfer of Uncertificated Shares pursuant to Section 2.2.

(c)     The Company shall give Merger Sub prompt notice of any written demands for appraisal or payment of the fair value of any Common Shares, withdrawals of such demands, and any other instruments served pursuant to Ohio Law received by the Company. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Merger Sub, settle or offer to settle any such demands.

Section 2.5     Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.6     Adjustments. If, during the period between the date hereof and the Effective Time, any change in the outstanding Common Shares shall occur, by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of Options, the Per Share Merger Consideration, and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted.

Section 2.7     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Common Shares represented by such Certificate, as contemplated by this Article II.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in the letter from the Company, dated the date hereof, addressed to Parent and Merger Sub (the “Company Disclosure Letter”) or (ii) set forth in the Company SEC Documents (other than the risk factors included in such Company SEC Documents, or any disclosures relating to forward-looking statements included in such Company SEC Documents, or any disclosures included in such Company SEC Documents that are cautionary, predictive or forward-looking in nature), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1     Organization.

(a)     Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)     The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)     Section 3.1(c) of the Company Disclosure Letter sets forth a complete and accurate list of all of the Company’s Subsidiaries and the Company’s direct or indirect equity interest therein. The Subsidiaries are wholly owned by the Company and neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, and neither the Company, nor any of its Subsidiaries, has, at any time, been a general partner or managing member of any general partnership, limited partnership, limited liability company or other entity.

Section 3.2     Authorization; Validity of Agreement; Company Action.

(a)     The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Board of Directors of the Company (the “Company Board”), and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions, except that the consummation of the Merger requires the approval of the Company’s shareholders as contemplated by Section 5.1. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) for the Enforceability Exceptions and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)     The affirmative vote of the holders of two-thirds of the outstanding Common Shares is the only vote of the holders of any class or series of the Company’s capital stock that is necessary to adopt this Agreement.

(c)     At a meeting duly called and held, the Company Board unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders and has declared this Agreement advisable, (ii) approved this Agreement and the Transactions and (iii) resolved (subject to Section 5.2) to recommend to the Company’s shareholders that they adopt this Agreement and approve the Merger (such recommendation, the “Company Recommendation”).

Section 3.3     Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and the filing of the certificate of merger, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Amended and Restated Articles of Incorporation or the Amended Code of Regulations of the Company or similar organizational documents of any of the Company’s Subsidiaries, (b) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Material Contract or (d) violate any Order or Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (b), (c) or (d) where failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.4     Capitalization.

(a)     The authorized capital stock of the Company consists of One Million (1,000,000) shares of serial preferred stock, without par value (the “Preferred Stock”), and Twenty-Five Million (25,000,000) Common Shares, without par value. As of the date of this Agreement, (i) no shares of Preferred Stock are issued and outstanding, (ii) 4,050,147 Common Shares are issued and outstanding, (iii) no Common Shares are issued and held in the treasury of the Company and (iv) 112,667 Common Shares are reserved under the Option Plans in respect of outstanding awards. Section 3.4(a) of the Company Disclosure Letter discloses the number of shares subject to each outstanding Option and the exercise price of each Option. All the outstanding Common Shares are, and all Common Shares which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the terms of the Options, duly authorized, validly issued, fully paid and non-assessable. Except for the Options, there are no (x) existing options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such share or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment or (y) outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Common Shares, or the capital stock of the Company or of any Subsidiary or Affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity. No Subsidiary of the Company owns any Common Shares.

(b)     All of the outstanding shares of capital stock of each of the Subsidiaries are beneficially and of record owned by the Company, directly or indirectly, and all such shares have been validly issued and are fully paid and non-assessable and are owned by either the Company or one of its Subsidiaries free and clear of all liens, charges, security interests, options, claims, mortgages, pledges or other encumbrances and restrictions of any nature whatsoever.

(c)     There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries.

Section 3.5     SEC Reports and Financial Statements.

(a)     The Company has filed with or furnished to the SEC all forms, reports, schedules, statements, prospectuses, registration statements and other documents required to be filed or furnished by it since March 2, 2009, under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (as such documents have been amended since the time of their filing, collectively, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents, including any financial statements or schedules included therein (A) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in the Company SEC Documents or necessary in order to make the statements in the Company SEC Documents, in light of the circumstances under which they were made, not misleading and (B) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the applicable rules and regulations of the SEC under the Exchange Act or the Securities Act, as the case may be. None of the Company’s Subsidiaries are required to file any forms, reports, schedules, statements, prospectuses, registration statements or other documents with the SEC.

(b)     Each of the consolidated financial statements included or incorporated by reference in the Company SEC Documents (the “Financial Statements”) (w) has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, (x) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect to such requirements, (y) has been prepared in accordance with United States generally accepted accounting principles (“GAAP”), in all material respects, applied on a consistent basis during the periods involved (except as may be indicated in the Financial Statements or in the notes to the Financial Statements and subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosure) and (z) fairly presents in accordance with GAAP, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as of the date and for the periods referred to in the Financial Statements. Since February 27, 2012, there has been no change in accounting methods or position or any election, agreement or arrangement with regard to accounting.

(c)     The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(d)     Since February 27, 2012, the Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(e)     There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(f)     Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(g)     Except as disclosed in the Company SEC Documents, since March 3, 2013, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any proposed transactions as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.6     Absence of Certain Changes. From March 3, 2013, through the date of this Agreement, (a) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and (b) there has not occurred any event, change or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7     No Undisclosed Material Liabilities. There are no material liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent, and there is no existing situation that could reasonably be expected to result in such a liability or obligation, other than (i) liabilities or obligations disclosed and provided for in the balance sheet included in the Financial Statements or in the notes thereto, and (ii) liabilities or obligations incurred in the Ordinary Course of Business since March 3, 2013, or as expressly contemplated by this Agreement.

Section 3.8     Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is and, since February 27, 2012, has been in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable Law or Order, except for failures to comply or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries hold all material governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits”). The Company and each of its Subsidiaries is in material compliance with the terms of the Company Permits.

Section 3.9     Material Contracts; Franchise Agreements.

(a)     For the purposes of this Agreement, a material contract (“Material Contract”) shall mean all of the following agreements:

(i)     Each Agreement filed as an exhibit to a Company SEC Document pursuant to Item 601(b)(10) Regulation S-K;

(ii)      Each franchise agreement, development agreement or master franchise agreement, as amended (collectively, a “Franchise Agreement”);

(iii)      Any employment, service or consulting agreement with any current or former executive officer, employee or consultant of the Company or any of its Subsidiaries or member of the Company’s Board of Directors contemplating payment in excess of $50,000 in any year, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days’ notice without liability or financial obligation to the Company or any of its Subsidiaries;

(iv)     Any agreement containing any covenant: (A) prohibiting or limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business, make, sell or distribute any material product or service, or compete with any Person in any line of business or to compete with any party or the manner or locations in which any of them engage, (B) granting any exclusivity rights or “most favored nation” status that, following the Merger, would in any way apply to the Surviving Corporation, or (C) prohibiting or limiting the right of the Company to enforce any of the Company’s or any Subsidiaries’ Intellectual Property;

(v)     Any note, bond, mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the Ordinary Course of Business;

(vi)     Any settlement agreement (including any compromise agreement or other form of release) entered into since January 1, 2011, other than: (A) releases or settlement agreements immaterial in nature or amount entered into with former employees or independent contractors of the Company in the Ordinary Course of Business in connection with the routine cessation of such employee’s or independent contractor’s employment or engagement with the Company, or (B) settlement agreements for cash only (which has been paid) and does not exceed $50,000 as to such settlement;

(vii)     Any agreement under which the Company or any Subsidiaries has received a license to any material third party intellectual property but excluding generally commercially available, off-the-shelf software programs;

(viii)     Any agreement which has aggregate future sums due from the Company or any of its Subsidiaries in excess of $20,000 and is not (A) terminable by the Company or any such Subsidiary (without penalty or payment) on 90 (or fewer) days’ notice or (B) a Real Property Lease;

(ix)     Any Company lease or lease, sublease or license by the Company or any of its Subsidiaries of any real property (the “Real Property Leases”);

(x)     Any agreement for any capital expenditure or leasehold improvements;

(xi)     Any other agreement of the Company or any of its Subsidiaries: (i) with any Affiliate of the Company (other than the Company or any other of its Subsidiaries), (ii) with a Governmental Entity which imposes any material obligation or restriction on the Company or any of its Affiliates, (iii) with investment bankers, financial advisors, attorneys, accountants or management consultants retained by the Company or any of its Subsidiaries involving payments by or to the Company or any of its Subsidiaries of more than $10,000 on an annual basis, (iv) providing for indemnification by the Company or the relevant Subsidiaries of any Person, except for any such agreement that is: (A) not material to the Company or any of its Subsidiaries, and (B) entered into in the Ordinary Course of Business, or (v) containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries have agreed not to acquire assets or securities of another Person.

(b)     Section 3.9(b) of the Company Disclosure Letter sets forth a list of all Material Contracts to which the Company or any of its Subsidiaries is a party or bound by as of the date hereof, and complete and correct copies (including all amendments, modifications, extensions, renewals, guarantees or other contracts with respect thereto, but excluding all names, terms and conditions that have been redacted in compliance with applicable laws governing the sharing of information) of each Material Contract has been made available to Parent and Merger Sub. True and correct copies of the Franchise Agreements (and any amendments thereto) have been made available to Parent and Merger Sub on a document database.

(c)      All Material Contracts are legal, valid and binding and in full force and effect. Neither the Company nor any of its Subsidiaries has violated, and, to the Knowledge of the Company, no other party to any of the Material Contracts have violated, any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Material Contract. Neither the Company nor any of its Subsidiaries has received written notice of any material default under any Material Contract.

(d)     No Franchise Agreement has been assigned by Company or any interest granted therein by Company to any third party, or is subject to any mortgage, pledge, hypothecation, security interest, lien, or other encumbrance or claim except for Permitted Encumbrances and the Franchisor’s right of first refusal under the Franchise Agreements. As of the Closing Date, Company or a Subsidiary shall have made all payments and performed all obligations then due through the Closing Date under each Franchise Agreement, or any other agreement between Company or a Subsidiary and Franchisor, any of Franchisor’s affiliates, or any of Franchisor’s major suppliers or vendors. Neither the Company nor any of its Subsidiaries has received written notice of any material default under any Franchise Agreement.

Section 3.10     Proxy Statement. The proxy statement relating to the Special Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) will, at the date first mailed to Company shareholders and at the time of the Special Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in, or information omitted from, any of the foregoing documents based on and in conformity with information supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 3.11     Litigation. There are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any officer, director or employee of the Company in such capacity, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and, to the Knowledge of the Company, no event has occurred, and no claim has been asserted, that might result in litigation against Company or any of its Subsidiaries, its Business or the assets; and to the Knowledge of the Company there is no reasonable basis for any such claim. Neither the Company nor any of its Subsidiaries is a party or subject to or in default under any Order which would have, individually or in the aggregate, a Company Material Adverse Effect. There are no material judgments, orders, awards or decrees outstanding or pending against the Company or any of its Subsidiaries

Section 3.12     Employees and Labor Matters.

(a)     There are no independent contractors that currently work exclusively at or for the Restaurants. Section 3.12 of the Company Disclosure Letter sets forth the names of each restaurant general manager, assistant restaurant manager, shift manager and manager in training who currently works for the Restaurants (collectively, the “Restaurant Management”) and the current compensation of any salaried Restaurant Management. No Restaurant Personnel is a party to any employment agreement with the Company or any Subsidiary. The Company is not a party to any Contract or legally binding policy or practice that requires it to pay termination or severance pay to any Restaurant Personnel.

(b)     Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is delinquent in payments to any Restaurant Personnel for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees, (ii) there is no employment or wage and hour claim pending or, to the Knowledge of the Company, threatened against or involving the Restaurants, (iii) the Company has not received written notice during the past two years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation Laws to conduct an investigation of or affecting the Company and, to the Knowledge of the Company, no such investigation is in progress, (iv) there is no claim with the U.S. Equal Employment Opportunity Commission or similar Governmental Entity pending or, to the knowledge of Company, threatened against or involving the Restaurants, (iv) there is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any other Governmental Entity relating to labor practices at the Restaurants, (v) there is no labor strike, material dispute, slowdown or stoppage actually pending or, to the Knowledge of the Company, threatened against or involving the Restaurants, (vi) no labor union currently represents the employees of the Restaurants, and (vii) to the Knowledge of the Company, no labor union has taken any action with respect to organizing the employees of the Restaurants. The Company is not a party to or bound by any collective bargaining agreement, union contract or similar agreement with respect to the Restaurants.

(c)     With respect to Restaurant Personnel, the Company and its Subsidiaries are in material compliance with all applicable Laws, judgments and other requirements relating to the regulation of foreign nationals in the United States, including those relating to the employment and compensation of foreign nationals in the United States. To the Knowledge of the Company, there are no unresolved past, pending or threatened administrative, regulatory or judicial actions, proceedings, investigations, obligations, liabilities, losses, decrees, judgments, penalties, fines, fees, demands, demand letters, orders, directives, claims, or notices of noncompliance or violation relating in any way to the Restaurants. As used herein, the term “foreign national” means a person who is not a citizen of the United States of America.

Section 3.13     Employee Compensation and Benefit Plans; ERISA.

(a)     Section 3.13(a) of the Company Disclosure Letter sets forth a correct and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA but excluding any plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA (“Multiemployer Plan”)) and each other material director and employee plan, program, agreement or arrangement, vacation or sick pay policy, fringe benefit plan, compensation, severance or employment agreement, stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity-based plan, and bonus or other incentive compensation or salary continuation plan or policy contributed to, sponsored or maintained by or with respect to which the Company or any Subsidiary of the Company has any liability (contingent or otherwise) as of the date hereof for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any Subsidiary of the Company (such plans, programs, policies, agreements and arrangements, collectively, being the “Company Plans”).

(b)     With respect to each Company Plan, the Company has made available to Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust or custodial agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) any current summary plan description or employee handbook, (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports, if any, and (v) copies of any correspondence from the IRS, SEC, Pension Benefit Guaranty Corporation or Department of Labor (or any agency thereof) relating to any material compliance issues with respect to any Company Plan.

(c)     Each Company Plan has been established and is being administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other Law and there have been no material violations of ERISA or other applicable Law, including, but not limited to, rules and regulations promulgated by the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, and the Department of Treasury, in the Company Plan’s administration.

(d)     With respect to any Multiemployer Plan with respect to which the Company or any Subsidiary of the Company has any liability or contributes (or has at any time contributed) or has an obligation to make a contribution, neither the Company nor any Subsidiary of the Company has incurred any withdrawal liability under Subtitle E of Title IV of ERISA that remains unsatisfied and would have reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)     No Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened with respect to any Company Plan.

(f)     Neither the Company nor any Subsidiary of the Company has incurred any liability under Subtitle C or D of Title IV of ERISA that has not been satisfied in full, and (ii) to the Knowledge of the Company, no condition exists that presents a risk to the Company of incurring any such liability other than liability for premiums due to the Pension Benefit Guaranty Corporation.

(g)     Each Company Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has received either a determination letter to that effect from the IRS or, with respect to a prototype plan, has received an opinion letter of the Internal Revenue Service issued to the provider of the Company Plan that the form of such Plan is tax qualified and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification or exemption or the form of the Company Plan and no Company Plan is currently under examination or audit by the IRS, Department of Labor, or any other Governmental Entity.

(h)     Neither the execution and delivery of this Agreement by the Company, nor the Merger will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, manager or employee of Company, under any Company Plan or otherwise; (ii) increase any benefits otherwise payable under any Company Plan or otherwise; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(i)     All required, declared or discretionary (in accordance with historical practices), payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date have been made or properly accrued on the Company’s latest balance sheet or, with respect to accruals properly made after the date of its latest balance sheet, on the books and records of the Company.

(j)     All reports and filings with Governmental Entities (including the Department of Labor, the IRS and the SEC) required in connection with any Company Plan have been timely made, and all disclosures and notices required by Law or Company Plan provisions to be given to participants and beneficiaries in connection with each Company Plan have been properly and timely made.

Section 3.14     Properties.

(a)     Section 3.14(a) of the Company Disclosure Letter contains a true and complete list of all material real property owned by the Company or any Subsidiary of the Company (the “Owned Real Property”).

(b)     Section 3.14(b) of the Company Disclosure Letter contains a true and complete list of all material real property leased or subleased (whether as tenant or subtenant) by the Company or any Subsidiary of the Company (including the improvements thereon, the “Leased Real Property” , and together with Owned Real Property, the “Real Property”).

(c)     Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has (i) good fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property free and clear of all Encumbrances, except Permitted Encumbrances, and (ii) exclusive possession of the Real Property, other than (A) any occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the Ordinary Course of Business or (B) pursuant to the Permitted Encumbrances.

(d)     Each lease for the Leased Real Property is in full force and effect and is valid and enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law), and neither Company nor its Subsidiaries has received written notice of any material default under any lease for the Leased Property either by the Company or its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default by the Company or its Subsidiaries thereunder. Rent under any lease for the Leased Real Property either by the Company or its Subsidiaries has been paid through the most current month due. Neither the Company nor any of its Subsidiaries has received written notice from the landlord of any deduction against the security deposit under any lease for the Leased Real Property.

(e)     There are no pending or, to the Knowledge of the Company, threatened in writing (i) condemnation or eminent domain proceedings that affect any Real Property, and (ii) the Company has not received any written notice of the intention of any Governmental Entity or other Person to take any Real Property.

Section 3.15     Intellectual Property.

(a)     Section 3.15 of the Company Disclosure Letter lists all (i) registrations and applications for Intellectual Property owned by the Company or one of its Subsidiaries and material to the Company’s business, and (ii) agreements (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms) to which the Company or any of its Subsidiaries is a party or otherwise bound and pursuant to which the Company or any of its Subsidiaries (x) obtains the right to use, or a covenant not to be sued under, any Intellectual Property right or (y) grants the right to use, or a covenant not to be sued under, any Intellectual Property right, and in each case, material to the Company’s business.

(b)     The Company or one of its Subsidiaries owns all right, title, and interest in, or has the right to use, pursuant to a license or otherwise, in each case, free and clear of all Encumbrances except Permitted Encumbrances, all Intellectual Property required to operate the Company’s business as presently conducted (the “Company Intellectual Property”) and (ii) as of the date hereof, (x) the Company has not received any written notice of any actual or threatened Actions alleging a violation, misappropriation or infringement of the Intellectual Property of any other Person, except for any of the foregoing that have since been resolved, (y) to the Knowledge of the Company, the operation of the business of the Company as currently conducted does not violate, misappropriate or infringe the Intellectual Property of any other Person or constitute unfair competition or trade practices under the Laws of any jurisdiction; and (z) to the Knowledge of the Company, no other Person has violated, misappropriated or infringed any Intellectual Property owned by the Company or one of its Subsidiaries.

Section 3.16     Environmental Laws.

(a)     (i) To the Knowledge of the Company, the Company and any of its subsidiaries comply and has in the past five years complied with all applicable Environmental Laws, and possesses and complies, and has complied, with all applicable Environmental Permits required under such Laws to operate as it currently operates; (ii) to the Knowledge of the Company, there are no, and there have not been any, Materials of Environmental Concern at any property currently or formerly owned, operated or leased by the Company or any of its subsidiaries, under circumstances that have resulted in liability of the Company under any applicable Environmental Laws; (iii) the Company or any of its subsidiaries has not received any written notification alleging that it is liable for, or request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar foreign, state or local Law, concerning any release of Materials of Environmental Concern at any property currently or formerly owned, operated or leased by the Company except, with respect to any such notification or request for information concerning any such release to the extent such matter has been fully resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; (iv) to the Knowledge of the Company, there are no hazardous substances on, in, or under any property (including the groundwater thereunder) owned, operated, or leased by the Company or any of its subsidiaries, the properties have never been used for hazardous substance generation (or manufacture, formulation, or production in any manner), transportation, treatment, storage, disposal, or handling in any manner; (v) no liens have arisen under or pursuant to any environmental law on any property owned, operated, or leased by the Company or any of its subsidiaries, and no federal, state, or local Governmental Entity action has been taken or, to the Knowledge of the Company, is in process that could subject any such property to such liens, and neither the Company nor any subsidiary would be required to place any notice or restriction relating to the presence of hazardous materials at any site or facility owned by it in any deed to the real property on which such site or facility is located. There are no Actions arising under Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There have been no environmental investigations, studies, audits, tests, reviews, or other analyses conducted by, or that are in the possession of, the Company in relation to any property now or previously owned, operated, or leased by the Company or any of its subsidiaries that have not been made available to Parent or Merger Sub.

(b)     Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.16 are the only representations and warranties in this Agreement with respect to Environmental Laws, Environmental Permits or Materials of Environmental Concern.

Section 3.17     Taxes.

(a)     The Company and each of its Subsidiaries has filed all Tax Returns that it was required to file and has paid all Taxes shown thereon as due and owing. All such Tax Returns were correct and complete (in so far as they relate to the Taxes shown thereon as due and owing) in all respects.

(b)     Neither the Company nor any of its Subsidiaries has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a material Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(c)     No waivers of statutes of limitations have been given or requested with respect to the Company or any of its Subsidiaries.

(d)     There are no unresolved deficiencies or additions to Taxes asserted or assessed against Company and its Subsidiaries.

(e)     Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement.

(f)     Each of the Company and its Subsidiaries has withheld and remitted all Taxes required to have been withheld and remitted under applicable Law in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other third party.

(g)     There are no Encumbrances for unpaid Taxes on the assets of the Company or the Subsidiaries, except Encumbrances for current Taxes not yet due and payable.

(h)     There is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by any Governmental Entity in respect of any material Tax and there are no pending or, to the Knowledge of the Company, threatened Tax audits of any Tax Returns of the Company or any of its Subsidiaries.

(i)     Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company) or (ii) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(j)     Each of the Company and its Subsidiaries has made full and adequate provision on its latest balance sheet for all Taxes payable by it for all periods prior to the date of the latest balance sheet, and on its books for all Taxes payable by it for all periods beginning on or after the date of its latest balance sheet.

Section 3.18     Suppliers. Section 3.18 of the Company Disclosure Letter lists all material suppliers and purchasing co-ops of the Company or any of its Subsidiaries. No supplier has terminated or significantly reduced its business with Company or any Subsidiaries in the last 12 months. Neither Company nor any Subsidiaries has received any notice of default from any supplier and does not otherwise have any reason to believe that any of the suppliers intends to terminate or reduce its business with Company or any of its Subsidiaries.

Section 3.19     Title to Assets. The Company or its Subsidiaries own all right, title and interest in and to all tangible and intangible assets, properties and rights of every kind, nature, character and description, whether real, personal or mixed, and wherever situated, relating to, associated with or utilized in the operation of the Restaurants (such assets, properties and rights, being referred to as the “Assets”), free and clear of all liens, mortgages, charges, security interests, claims, restrictions and encumbrances of any kind or nature, except for property leased pursuant to leases disclosed on any Schedule hereto. Except pursuant to leases described on any Schedule hereto, no Person other than Company owns any vehicles, equipment or other tangible assets situated on the facilities used by Company or any Subsidiary (other than immaterial items of Personal property owned by Company’s or any Subsidiary’s employees) which are necessary to the operation of the Company’s Business. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all of the inventory is useable and saleable in the Ordinary Course of Business, and (b) the equipment and all other tangible assets and properties are usable in the Ordinary Course of the Business, subject to ordinary wear and tear.

Section 3.20     Insurance. Section 3.20 of the Company Disclosure Letter contains a complete and accurate list and summary description of all policies of fire, liability, workmen’s compensation, life, property and casualty, and other insurance owned or held by Company, copies of which have been made available to the Parent Company and Merger Sub. All such policies are in full force and effect, and Company has not committed any default thereunder. No written notice of cancellation or non-renewal has been received by Company with respect to such policies nor is Company aware of any basis therefore.

Section 3.21     Opinion of Financial Advisor. The Company Board has received the opinion of Brookwood Associates, dated the date of this Agreement, that, as of such date, the consideration to be received in the Merger by the Company’s shareholders is fair to the Company’s shareholders from a financial point of view.

Section 3.22      Brokers or Finders. Except for Brookwood Associates, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee from the Company or any of its Subsidiaries in connection with any of the Transactions.

Section 3.23      State Takeover Statutes. The Company Board has taken all necessary action so that the “moratorium,” “fair price,” “control share acquisition” and other similar anti-takeover provisions of Ohio Law (each, a “Takeover Statute”) are not applicable to the Transactions or the Voting Agreement.

Section 3.24     No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or in any certificate delivered to Parent or Merger Sub by the Company in accordance with the terms hereof, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates, and for the avoidance of doubt, neither the Company nor any of its Affiliates makes any express or implied representation or warranty with respect to “Information” as defined in the Confidentiality Agreement, dated November 13, 2013, between the Company and Parent (the “Confidentiality Agreement”).

Article IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1     Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect on the ability of Purchaser and Merger Sub to consummate the Merger and the other Transactions. Parent owns all of the issued and outstanding capital stock of the Merger Sub.

Section 4.2     Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and the Voting Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Voting Agreement and the consummation of the Transactions have been duly and validly authorized by the respective boards of directors of Parent and Merger Sub and by Parent as the sole shareholder of Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, the Voting Agreement or the consummation of the Transactions. This Agreement and the Voting Agreement have been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, are valid and binding obligations of each of Parent and Merger Sub enforceable against each of them in accordance with their terms, except (i) for the Enforceability Exceptions and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3     Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and the filing of the certificate of merger, none of the execution, delivery or performance of this Agreement or the Voting Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Transactions or compliance by Parent or Merger Sub with any of the provisions of this Agreement or the Voting Agreement will (a) conflict with or result in any breach of any provision of the respective Articles of Incorporation, Code of Regulations or other similar organizational documents of Parent or Merger Sub, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries (including Merger Sub) is a party or by which any of them or any of their respective properties or assets may be bound or (d) violate any Order or Law applicable to Parent, any of its Subsidiaries (including Merger Sub) or any of their properties or assets, except in the case of clause (b), (c) or (d) where failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser and Merger Sub to consummate the Merger and the other Transactions.

Section 4.4     Information in Proxy Statement. None of the information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date first mailed to the Company’s shareholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement in light of the circumstances under which they are made, not misleading.

Section 4.5     Available Funds.

(a)     Parent has received (i) an executed commitment letter, dated as of the date of this Agreement (including all exhibits, schedules, annexes and amendments thereto and each related fee or engagement letter as of the date of this Agreement, the “Debt Commitment Letter”), from Huntington Bank (“Lender”) to provide Parent with up to $20,000,000 in debt financing at the Closing (the “Debt Financing”) and (ii) equity commitments for up to $5,700,000 in equity financing (the “Equity Financing” and, together with the Debt Financing, the “Financing”).

(b)     The aggregate proceeds of the Financing together with the available cash of Parent and the Company will be sufficient to enable Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement and will be used to pay the Merger Consideration and the fees and expenses relating to the Transactions. Parent has provided the Company with an accurate and complete copy of each of the Debt Commitment Letter.

(c)     The Debt Commitment Letter has been duly executed and delivered by Parent and, to the Knowledge of Parent, Lender, and constitutes the valid and legally binding obligation of Parent and, to the Knowledge of Parent, Lender, enforceable against Parent and, to the Knowledge of Parent, Lender, in accordance with its terms, subject to the Enforceability Exceptions.

(d)     As of the date of this Agreement, (i) the Debt Commitment Letter has not been amended, restated or otherwise modified, (ii) the financing commitment in the Debt Commitment Letter has not been withdrawn, rescinded or terminated, (iii) none of Parent or, to the Knowledge of Parent, any other parties thereto is in breach of any of the terms or conditions set forth in the Debt Commitment Letter and (iv) assuming the accuracy in all material respects of the representations and warranties of the Company set forth in Article III, no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach on the part of Parent under any term or condition of the Debt Commitment Letter.

(e)     Parent has fully paid all commitment fees and other fees in connection with the Debt Commitment Letter that are payable on or prior to the date of this Agreement. There are no side letters or other agreements, arrangements or understandings (written or oral) relating to the Financing (other than the Debt Commitment Letter) to which Parent or, to the Knowledge of Parent, any of its Affiliates is a party that impose additional conditions precedent to the Financing or are otherwise reasonably likely to impair or delay the Closing or the availability of the Financing on the Closing Date.

(f)     Assuming the accuracy in all material respects of the representations and warranties of the Company set forth in Article III, and subject to the satisfaction or waiver of the conditions set forth in Article III, as of the date of this Agreement, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Debt Commitment Letter will not be satisfied on the Closing Date or that the Financing or any portion thereof will otherwise not be available to Parent on the Closing Date. There are no conditions precedent to the funding of (i) the Debt Financing, other than as expressly set forth in the Debt Commitment Letter, or (ii) the Equity Financing. The Company is a third party beneficiary of the Debt Commitment Letter.

Section 4.6     No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

Section 4.7     Surviving Corporation After the Merger. At and immediately after the Effective Time, and after giving effect to the Merger, the Financing and any other transactions contemplated in connection therewith (and any changes in the Surviving Corporation’s assets and liabilities as a result thereof), the Surviving Corporation will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liabilities on its debts as they mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur in debts beyond its ability to pay as they mature.

Section 4.8     Disclaimer of Warranties. Parent and Merger Sub acknowledge that neither the Company nor any Person has made any express or implied representation or warranty on behalf of the Company or any of its Affiliates as to the accuracy or completeness of any information regarding the Company provided to Parent and Merger Sub, except as expressly set forth in Article III, and Parent and Merger Sub further agree that the Company shall not have or be subject to any liability to Parent, the Merger Sub or any other Person resulting from the distribution to Parent and Merger Sub, or Parent’s or the Merger Sub’s use of, any such information, including the “Information,” as defined in the Confidentiality Agreement.

Article V

COVENANTS

Section 5.1     Interim Operations of the Company. Except (a) as expressly contemplated by this Agreement, (b) as set forth on Section 5.1 of the Company Disclosure Letter, (c) as required by Law, or (d) as consented to by Parent after the date of this Agreement and prior to the Effective Time, which consent shall not be unreasonably withheld or delayed:

(i)     the Company and its Subsidiaries will conduct business only in the Ordinary Course of Business and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its reasonable best efforts to preserve its business organization intact, and maintain its existing Company Permits, relations with customers, suppliers, employees, creditors and business partners;

(ii)     the Company and its Subsidiaries will maintain their existing policies of insurance at current levels;

(iii)     the Company and its Subsidiaries will maintain their assets in normal operating condition and will not sell, lease, pledge or otherwise dispose of encumber any properties or assets material to the Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any of its Subsidiaries, but excluding the sale or non-exclusive license of products and the sale of inventory in the Ordinary Course of Business);

(iv)     the Company and its Subsidiaries will not adopt or implement any shareholder rights plan;

(v)     the Company and its Subsidiaries will not enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company or any of its Subsidiaries;

(vi)     the Company and its Subsidiaries will purchase and maintain inventories for the Restaurants in such quantities and quality as necessary to operate the Restaurants in accordance with historical practice; and

(vii)     the Company and its Subsidiaries will make all payments for rent or other amounts due under the Real Property Lease when such payments become due.

(viii)     the Company and its Subsidiaries will not amend its Amended Articles of Incorporation, as amended, or Amended Code of Regulations;

(ix)     neither the Company nor any of its Subsidiaries will, (A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (B) issue, sell, transfer, pledge, dispose of or encumber or agree to issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire (or stock appreciation rights with respect to), any shares of capital stock of the Company or any of its Subsidiaries (including treasury stock), other than in respect of Common Shares reserved for issuance on the date of this Agreement pursuant to the exercise of Options outstanding on the date of this Agreement, (C) split, combine or reclassify the outstanding Common Shares or any outstanding capital stock of any of the Subsidiaries of the Company or (D) redeem, purchase or otherwise acquire, directly or indirectly, any of the Company’s capital stock;

(x)     except in the Ordinary Course of Business or as required by any Law or under the terms of any Company Plan, the Company will not (A) make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents, consultants or Persons providing management services, (B) enter into or amend any employment, severance, consulting, termination or other agreement or Company Plan or (C) make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an Company Plan or otherwise;

(xi)     except in the Ordinary Course of Business or as required by any Law or under the terms of any Company Plan, the Company will not, (A) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate, (B) pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or Affiliates of the Company of any amount relating to unused vacation days, (C) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any Company Plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present or (D) amend in any material respect any such existing Company Plan, agreement or arrangement in a manner inconsistent with the foregoing;

(xii)     neither the Company nor any of its Subsidiaries will (A) incur or assume any long-term Indebtedness, or except in the Ordinary Course of Business, incur or assume any short-term Indebtedness in amounts not consistent with past practice, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the Ordinary Course of Business and consistent with past practice, (C) make any loans, advances or capital contributions to, or investments in, any other Person except in the Ordinary Course of Business and consistent with past practice or (D) enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets or real estate), except in the Ordinary Course of Business and consistent with past practice;

(xiii)     neither the Company nor any of its Subsidiaries will settle, or offer or propose to settle, any material Action involving or against the Company or any of its Subsidiaries, any shareholder litigation or dispute against the Company or any of its officers or directors or any Action that relates to the Transactions;

(xiv)     neither the Company nor any of its Subsidiaries will pay, discharge, waive or satisfy any rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, waiver or satisfaction of any such rights, claims, liabilities or obligations, in the Ordinary Course of Business and consistent with past practice, or claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Financial Statements (or the notes to the Financial Statements);

(xv)     neither the Company nor any of its Subsidiaries will (A) change any of the accounting methods used by it unless required by GAAP or Law, (B) settle any material tax claim or assessment or (C) consent to any material tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment;

(xvi)     neither the Company nor any of its Subsidiaries will (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than this Agreement) or (B) acquire, transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any assets, other than in the Ordinary Course of Business and consistent with past practice; and

(xvii)     neither the Company nor any of its Subsidiaries will commit any material violation of applicable Law;

(xviii)     neither the Company nor any of its Subsidiaries will fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed or change any accounting method, policy, practice or application previously employed;

(xix)     neither the Company nor any of its Subsidiaries will fail to pay, or to make adequate provision for the payment of, all Taxes, interest payments and penalties due and payable to any city, state, the United States, or any other taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established, or make any elections with respect to Taxes;

(xx)     neither the Company nor any of its Subsidiaries will acquire, enter into letters of intent, or agree to acquire (i) any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company or any of its Subsidiaries, except purchases of inventory in the Ordinary Course of Business consistent with past practice.

(xxi)     neither the Company nor any of its Subsidiaries will open or close any Restaurant;

(xxii)     neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

Section 5.2     No Solicitation by the Company.

(a)     From and after the date of this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or knowingly permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative (collectively, the “Representatives”) of, the Company or any of its Subsidiaries to, (i) solicit, initiate or knowingly or intentionally encourage the submission of any Company Takeover Proposal, (ii) enter into any letter of intent, memorandum of understanding or agreement with respect to any Company Takeover Proposal or (iii) other than informing persons of the existence of this Section 5.2, provide any non-public information regarding the Company to any third party or engage in any negotiations or substantive discussions in connection with any Company Takeover Proposal; provided, however, that prior to the receipt of Shareholder Approval, the Company and the Representatives of the Company may, in response to a Company Takeover Proposal that was not solicited, initiated or knowingly or intentionally encouraged by the Company or a Representative of the Company in breach of this Section 5.2(a), make such inquiries as may be necessary to inform itself of the proposed terms and details of the unsolicited Company Takeover Proposal and, if the Company Board determines in good faith, after consultation with counsel and its financial advisor, that the following actions could result in the Company Takeover Proposal becoming a Company Superior Proposal, may provide any non-public information regarding the Company to any third-party or engage in any negotiations or substantive discussions with such person regarding any Company Takeover Proposal. The Company shall, and shall cause each of its Subsidiaries to, immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company, any Subsidiary of the Company or any Representative of the Company, with any parties conducted heretofore with respect to any of the foregoing.

(b)     Neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation or (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, at any time after the date of this Agreement and prior to the receipt of Shareholder Approval, (x) in response to a Company Takeover Proposal that was not solicited, initiated or knowingly or intentionally encouraged by the Company or a Representative in breach of Section 5.2(a), the Company Board may terminate this Agreement pursuant to Section 8.1(c) and cause the Company to enter into an agreement with respect to any Company Superior Proposal, but only at a time that is after the second business day following the Company’s delivery to Parent of written notice advising Parent that the Company Board is prepared to accept a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal, and during such two-day period the Company has reasonably cooperated with Parent and Merger Sub to enable Parent and Merger Sub to make an offer that is at least as favorable to the shareholders of the Company as such Company Superior Proposal, and (y) the Company Board may withdraw or modify in a manner adverse to Parent the Company Recommendation, but only if and to the extent, in each case, that the Company Board determines in good faith, after consultation with counsel and its financial advisor, that failing to take any such action could result in a breach of the fiduciary duties of the Company Board.

(c)     The Company shall promptly advise Parent orally and in writing of the receipt of any Company Takeover Proposal and of the material terms of any such Company Takeover Proposal and of any changes thereto. The Company shall promptly advise Parent orally and in writing of the commencement of any discussions with any third party or its representatives regarding a Company Takeover Proposal by such third party.

(d)     Nothing contained in this Section 5.2 or in Section 6.7 shall prohibit the Company or the Company Board from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any other disclosure to the Company’s shareholders if, in the Company Board’s determination in good faith after consultation with counsel, the failure so to disclose could be inconsistent with its obligations under applicable Law. No action taken by the Company or the Company Board in accordance with this Section 5.2(d) shall be deemed to be a modification of the Company Recommendation.

Section 5.3     Consultation and Reporting. During the period from the date of this Agreement to the Effective Date, except as prohibited by Law (i) the Company will confer on a regular and frequent basis with Parent and Merger Sub to report material operational matters and to report on the general status of ongoing operations, and (ii) the Company will notify Parent and Merger Sub of any unexpected emergency or other change in the normal course of Business or in the operation of its properties and of any governmental complaints, investigations, adjudicatory proceedings, or hearings (or communications indicating that the same may be contemplated) and will keep Parent and Merger Sub fully informed of such events. The Parties shall, upon obtaining Knowledge of any of the following, promptly notify each other of:

(a)     Any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transaction contemplated herein;

(b)     Any notice or other communication from any Governmental Entity in connection with the Transaction contemplated herein; and

(c)     Any material Actions commenced or threatened against any such Party.

Article VI

ADDITIONAL AGREEMENTS

Section 6.1     Preparation of Proxy Statement.

(a)     As soon as reasonably practicable after the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Company will use reasonable efforts to cause the Proxy Statement to be disseminated to the holders of the Common Shares as and to the extent required by applicable federal securities Laws. Subject to Section 5.2, the Proxy Statement will contain the Company Recommendation.

(b)     Parent and Merger Sub will provide for inclusion or incorporation by reference in the Proxy Statement all required information. Parent and its counsel shall be given the opportunity to review and comment on the Proxy Statement before it is filed with the SEC. In addition, the Company will provide Parent and its counsel, in writing, with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments or other communications, and the opportunity to review and comment on such comments.

(c)     Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented to be filed with the SEC and to be disseminated to the holders of the Common Shares, in each case as and to the extent required by applicable federal securities Laws.

Section 6.2     Shareholders Meeting.

(a)     The Company shall, as soon as practicable after the date of this Agreement, in accordance with applicable Law, duly call, give notice of, convene and hold a special meeting of its shareholders (the “Special Meeting”) for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement.

(b)     Parent shall vote, or cause to be voted, all of the Common Shares then owned by it, Merger Sub or any of its other Subsidiaries and Affiliates in favor of the approval of the Merger and the approval and adoption of this Agreement.

Section 6.3     Financing.

(a)     Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms and conditions described in the Debt Commitment Letter, including (i) using reasonable best efforts to (x) satisfy on a timely basis all terms, covenants and conditions set forth in the Debt Commitment Letter; (y) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter; and (z) consummate the Financing at or prior to Closing. Parent will furnish correct and complete copies of all such definitive agreements to the Company promptly upon their execution.

(b)     Parent shall keep the Company informed with respect to all material activity concerning the status of the Financing contemplated by the Debt Commitment Letter and shall give the Company prompt notice of any material adverse change with respect to such Financing. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two Business Days, if at any time (i) the Debt Commitment Letter expires or is terminated for any reason, (ii) any financing source that is a party to the Debt Commitment Letter or the Equity Financing notifies Parent that such source no longer intends to provide financing to Parent on the terms set forth therein, or (iii) for any reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the Financing. Parent shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company, take or fail to take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to materially impair, delay or prevent consummation of the or any Alternate Financing contemplated by any Alternate Financing. Parent shall not amend or alter, or agree to amend or alter, the Debt Commitment Letter in any manner that would prevent or materially impair or delay the consummation of Transactions without the prior written consent of the Company.

(c)     If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter or the Debt Commitment Letter is terminated or modified in a manner materially adverse to Parent for any reason, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions (“Alternate Financing”) and to obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as the Debt Commitment Letter as originally issued, to the extent needed to fund the Merger Consideration, and on terms and conditions (including termination rights and funding conditions) no less favorable to Parent or Merger Sub than those included in the Debt Commitment Letter (the “New Commitment Letter”). To the extent applicable, Parent shall use its reasonable best efforts to take, or cause to be taken, all things necessary, proper or advisable to arrange promptly and consummate the Alternate Financing on the terms and conditions described in any New Commitment Letter, including using reasonable best efforts to (x) satisfy on a timely basis all terms, covenants and conditions set forth in the New Commitment Letter; (y) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the New Commitment Letter; and (z) consummate the Alternate Financing at or prior to the Closing. In the event Alternate Financing is obtained and New Commitment Letter are entered into, references in this Agreement to the Debt Commitment Letter shall be deemed to refer to the New Commitment Letter, as applicable.

Section 6.4     Reasonable Best Efforts.

(a)     Prior to the Closing, Parent, Merger Sub and the Company shall each use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in the most expeditious manner possible the Transactions as promptly as practicable including, but not limited to, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions, (ii) the satisfaction of the other parties’ conditions to consummating the Transactions, (iii) taking all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing all information required in connection with approvals of or filings with any other Governmental Entity) required to be obtained or made by Parent, Merger Sub, the Company or any of their Subsidiaries in connection with the Transactions or the taking of any action contemplated by the Transactions or by this Agreement, (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Additionally, each of Parent and the Company shall use all reasonable best efforts to fulfill all conditions precedent to the Merger and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing.

(b)     Prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to, provide any necessary information with respect to and provide the other parties (or their counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions. Each party to this Agreement shall promptly inform the other parties to this Agreement of any communication from any Governmental Entity regarding any of the Transactions. If any party to this Agreement or any Affiliate of such parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties to this Agreement, an appropriate response in compliance with such request. To the extent that transfers of any permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Transactions, the Company shall use its reasonable best efforts to effect such transfers.

(c)     Prior to the Closing, Company and its Subsidiaries shall use reasonable best efforts to obtain the landlord’s consent to the Transactions as required under any lease for Leased Real Property.

Section 6.5     Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub and Parent and Merger Sub shall give prompt notice to the Company of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time or (ii) any condition to the Merger to be unsatisfied in any material respect on the Effective Time and (b) any material failure of the Company, Merger Sub or Parent, as the case may be, or any officer, director, employee, agent or representative of the Company, Merger Sub or Parent as applicable, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice.

Section 6.6     Access; Confidentiality. Subject to the Confidentiality Agreement and applicable Law relating to the sharing of information, the Company shall promptly furnish Parent and its Representatives with such information as Parent shall reasonably request with respect to the Company and its Subsidiaries and their respective businesses, financial condition and operations, including but not limited to (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws; and (b) all other information concerning its business, properties, assets and personnel as the other may reasonably request. The Company shall afford Parent and Lender or Lenders’ agents or representatives reasonable access, during normal business hours, to the Real Property and improvements for purposes of any non-intrusive physical, structural or environmental inspection of the Real Property. Parent shall, and shall cause Parent’s Affiliates and Representatives to hold any non-public information received from the other, directly or indirectly, in accordance with the Confidentiality Agreement.

Section 6.7     Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company, except as either party reasonably believes, after receiving the advice of outside counsel and after informing the other party, another form of press release may be required by Law or by any listing agreement with a national securities exchange or trading market. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the Transactions without the prior consultation of the other party, except as such party reasonably believes, after receiving the advice of outside counsel and after informing all other parties to this Agreement, another form of press release may be required by Law or by any trading market.

Section 6.8     Indemnification; Directors’ and Officers’ Insurance.

(a)     From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under Ohio Law, honor the Company’s obligations pursuant to Article VI of the Company’s Amended Code of Regulations to indemnify certain persons as set forth therein (collectively, the “Indemnified Parties”) arising out of or pertaining to any action or omission occurring at or before the Effective Time (including the Transactions). The Surviving Corporation shall be entitled to assume the defense of any such claim, action, suit, investigation or proceeding with counsel reasonably satisfactory to the Indemnified Party. If the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Party advises that there are issues that raise conflicts of interest between the Surviving Corporation, the Indemnified Party may retain separate counsel reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay the fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its consent (which consent shall not be unreasonably withheld or delayed).

(b)     The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, provide, for a period of not less than four years after the Effective Time, the Company’s current directors and officers (as defined to mean those persons insured under such policy) with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200 percent of the aggregate annual premiums paid by the Company for such insurance in 2013 through the date of this Agreement on an annualized basis (the “D&O Premium”), but in such case shall purchase as much of such coverage as possible for such amount; and provided, further, however, that at Parent’s option in lieu of the foregoing insurance coverage, the Surviving Corporation may purchase “tail” insurance coverage that provides coverage substantially similar in all material respects to the coverage described above and such purchases do not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time.

(c)     The Articles of Incorporation and Code of Regulations of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Amended Code of Regulations of the Company, which provisions shall not be amended, modified or otherwise repealed for a period of four years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of any individual who at the Effective Time is a director, officer, employee or agent of the Company or is or previously was serving at the request of the Company or its Subsidiaries as a director, trustee, officer, member, manager, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, pension or other employee benefit plan or other enterprise, unless such modification is required after the Effective Time by law and then only to the minimum extent required by such law.

(d)     The rights of each Indemnified Party under this Section 6.6 shall be in addition to any rights such individual may have under the Amended Articles of Incorporation, as amended, and Amended Code of Regulations (or other governing documents) of the Company or any of its Subsidiaries, under Ohio Law or any other applicable Laws or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.

(e)     In the event that the Parent or Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.8.

Section 6.9     Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of its obligations under or related to this Agreement.

Section 6.10     Employee Matters.

(a)     Benefits. From and after the Effective Time and until the second anniversary of the Effective Time, Parent shall provide, or cause to be provided, the employees and former employees of the Company and its Subsidiaries as of the Effective Time with employee benefits and compensation plans (including with respect to salary and bonus, but not equity awards), programs and arrangements no less favorable, in the aggregate, than those provided by the Company or its Subsidiaries, as the case may be, to the such employees immediately prior to the Effective Time..

(b)     Eligibility. From and after the Effective Time, Parent shall (i) provide, or cause to be provided, the employees of the Company and its Subsidiaries with service credit for purposes of eligibility to participate, vesting and benefit accruals (other than benefit accruals under a defined benefit plan) under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Parent or any of its Subsidiaries in which such employees are eligible to participate, for all periods of employment with the Company or any of its Subsidiaries (or their predecessor entities) prior to the Effective Time to the extent credited by the Company for purposes of a comparable plan (provided that there will be no duplication of benefits); and (ii) with respect to any self-insured welfare benefit plans of Parent or any of its Subsidiaries, cause, and with respect to all other welfare benefit plans, use reasonable best efforts to cause, any pre-existing conditions limitations, eligibility waiting periods or required physical examinations to be waived with respect to the employees of the Company and its Subsidiaries and their eligible dependents to the extent waived under the corresponding plan (for a comparable level of coverage) in which the applicable employee participated immediately prior to the Effective Time. If the Company's or any of its Subsidiaries' medical, vision and/or dental benefit plans for the employees of the Company or any of its Subsidiaries are terminated prior to the end of a plan year, such employees and their dependents who are then participating in a deductible-based medical, vision and/or dental benefit plan sponsored by the Company or any of its Subsidiaries will be given credit for deductibles, co-payments and eligible out-of-pocket expenses incurred toward deductibles, co-payments and out-of-pocket maximums during the portion of the plan year preceding the termination date (or transfer date) in a comparable deductible-based medical, vision and/or dental benefit plan of Parent or any of its Subsidiaries for the corresponding Parent benefit plan year.

(c)     Accrued Benefit Obligations. Parent and the Surviving Corporation shall honor, or cause to be honored, in accordance with their respective terms, all vested or accrued benefit obligations to, and contractual rights of, the employees of the Company and its Subsidiaries, including any benefits or rights arising as a result of the Transactions (either alone or in combination with any other event).

(d)     No Third Party Beneficiaries. This Section 6.10 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Article VII

CONDITIONS

Section 7.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent or Merger Sub, as the case may be, to the extent permitted by applicable Law:

(a)     Shareholder Approval. The Merger and this Agreement shall have been adopted by the requisite vote of the holders of the Common Shares. (the “Shareholder Approval”).

(b)     No Injunctions or Restraints. No Order or Law, entered, enacted, promulgated, enforced or issued by any court of competent jurisdiction, or any other Governmental Entity, or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger; provided, however, that each of the parties to this Agreement shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

Section 7.2     Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction or waiver of the following conditions:

(a)     Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the Closing (without regard to any qualifications therein as to materiality or Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)     Performance of Obligations of the Company. The Company shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or Company Material Adverse Effect, in all respects) all obligations and agreements, and complied in all material respects (or with respect to any covenant qualified by materiality, in all respects) with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)     Officer’s Certificate. The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)     Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Material Adverse Effect to the Company.

Section 7.3     Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct at and as of the Closing (without regard to any qualifications therein as to materiality or material adverse effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to prevent or materially delay the consummation of the Merger.

(b)     Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or material adverse effect, in all respects) all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)     Officer’s Certificate. Each of Parent and Merger Sub shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4     Frustration of Closing Conditions. Neither Parent or Merger Sub nor the Company may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied to excuse it from its obligations hereunder if such failure was caused by such party’s failure to comply with its obligations to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.3.

Article VIII

TERMINATION

Section 8.1     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any Shareholder Approval):

(a)     by mutual written consent of Parent, Merger Sub and the Company;

(b)     by either Parent or the Company if:

(i)     the Merger has not been consummated on or before July 31, 2014 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii)     a permanent injunction which is final and non-appealable shall have been issued restraining or otherwise prohibiting consummation of the Merger or any of the other transactions contemplated by this Agreement; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used all reasonable best efforts to prevent the entry of such permanent injunction, including by satisfying its obligations under Section 6.3; or

(iii)     if the Special Meeting (including any adjournments and postponements thereof) shall have concluded without the Shareholder Approval having been obtained.

(c)     by the Company, if prior to the receipt of the Shareholder Approval, the Company Board shall have:

(i)     withdrawn the Company Recommendation in compliance with Section 5.2(b); or

(ii)     recommended, or entered into an agreement with respect to, a Company Takeover Proposal other than the Merger in compliance with Section 5.2(b).

(d)     by Parent, if:

(i)     the Company Board shall have withdrawn, or modified in a manner materially adverse to Parent, the Company Recommendation;

(ii)     the Company Board shall have recommended a Company Takeover Proposal other than the Merger; or

(iii)     the Company shall have materially breached its obligations under Section 5.2, Section 6.1(a) or Section 6.2(a).

Section 8.2     Effect of Termination.

(a)     If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided, however, that if such termination shall result from the (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure or breach; provided, further, that the provisions of Section 6.5, this Section 8.1, Article IX and Article X and the provisions of the Confidentiality Agreement shall survive such termination.

(b)     The Company shall pay Parent a fee equal to $500,000 if this Agreement is terminated:

(i)     by Parent pursuant to the provisions of Section 8.1(d);

(ii)     by the Company pursuant to the provisions of Section 8.1(c) if Parent and Merger Sub are not then in breach of their representations, warranties or covenants under this Agreement; or

(iii)     by either party pursuant to Section 8.1(b)(iii) if, prior to the time of the Special Meeting (including any adjournments or postponements thereof), there shall have been announced a Company Takeover Proposal that shall not have been withdrawn or abandoned by the time of the Special Meeting and within twelve months after such termination the Company shall have consummated any transaction, or entered into any agreement for a transaction that is ultimately consummated, providing for the merger or combination of the Company into a third party other than a wholly owned subsidiary of the Company (a “Tail Transaction”).

Any fee due under Section 8.2(b)(i) or Section 8.2(b)(ii) shall be paid by wire transfer of same-day funds within one business day after the date of termination of this Agreement. Any fee due under Section 8.2(b)(iii) shall be paid by wire transfer of same-day funds within one business day after consummation of the Tail Transaction.

Article IX

MISCELLANEOUS

Section 9.1     Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company, by written agreement of the parties to this Agreement, by action taken by their respective boards of directors or equivalent governing bodies, at any time prior to the Effective Time with respect to any of the terms contained in this Agreement; provided, however, that after Shareholder Approval, no such amendment, modification or supplement shall alter or change (a) the Merger Consideration, (b) any term of the Articles of Incorporation of the Surviving Corporation (except for alterations or changes that would otherwise be adopted by the board of directors of the Surviving Corporation) or (c) any other terms and conditions of this Agreement if such alterations or changes, alone or in the aggregate, would materially adversely affect any shareholder of the Company.

Section 9.2     Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

Section 9.3     Expenses. All fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the Transactions are to be paid by the party incurring such fees, costs and expenses.

Section 9.4     Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by facsimile transmission (which is electronically confirmed), mailed by first class registered or certified mail, postage prepaid or sent by a nationally recognized overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)            if to Parent or Merger Sub, to:

Apex Restaurant Management, Inc.

Apex Brands Foods, Inc.

Attention: Tabbassum Mumtaz

Telephone No.:  (469) 317-3900

Email Address:   tmumtaz@sonic.net

with a copy to:

Law Office of Omar Misleh, P.C.

10190 Katy Freeway, Suite 550

Houston, Texas 77043

Attention: Omar Misleh

Telephone No.:  (713) 439-1625

Email Address:   omar@mislehlaw.com

and

Fisher Zucker LLC

21 S. 21st Street

Attention:

Lane Fisher

Telephone No.:  (215) 825-3100

Email Address:   lfisher@fisherzucker.com

and

F. Joseph Dunn

Telephone No.:  (215) 825-3100

Email Address:   jdunn@fisherzucker.com

(b)           if to the Company, to:

Morgan’s Foods, Inc.

4829 Galaxy Parkway, Suite S

Cleveland, OH 44128

Attention: Kenneth L. Hignett

Telephone No.:  (216) 359-2102

Email Address:   ken.hignett@morgansfoods.com

with a copy to:

Tucker Ellis LLP

950 Main Avenue

Suite 1100

Cleveland, Ohio 44113

Attention:

Christopher J. Hewitt

Telephone No.:  (216) 696-2691

Email Address:   christopher.hewitt@tuckerellis.com

and

Robert M. Loesch

Telephone No.:  (216) 696-5916

Email Address:   robert.loesch@tuckerellis.com

Section 9.5     Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which will constitute one instrument.

Section 9.6     Entire Agreement; No Third Party Beneficiaries. This Agreement (including the schedules and annexes to this Agreement) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) other than as provided in Section 6.6, is not intended to confer upon any Person other than the parties to this Agreement any rights or remedies under this Agreement.

Section 9.7     Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties agree that the court asking such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 9.8     Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Ohio without giving effect to the principles of conflicts of law of the Laws of the State of Ohio.

Section 9.9     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.10     Consent to Jurisdiction.

(a)     Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the state and federal courts of the State of Ohio in the event that any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any other court.

(b)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(b).

Section 9.11     Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. In circumstances where the Parent and Merger Sub are obligated to consummate the Merger and the Merger has not been consummated because Parent and Merger Sub have not obtained the Financing, the parties acknowledge that the Company shall be entitled to enforce specifically the Parent’s and Merger Sub’s obligation to draw upon and cause the Financing to be funded if the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than conditions which by their nature cannot be satisfied until Closing) and the funds contemplated by the Financing or any Alternate Financing are available.

Article X

DEFINITIONS; INTERPRETATION

Section 10.1     Cross References. Each of the following terms is defined in the section set forth opposite such term.

Defined Term	Section

Agreement	Preamble
Alternate Financing	6.3(c)
Assets	3.19
Certificate	2.1(a)
Closing	1.3
Closing Date	1.3
Code	3.13(c)
Common Shares	Recitals
Company	Preamble
Company Board	3.2(a)
Company Disclosure Letter	Article III Preamble
Company Intellectual Property	3.15(b)
Company Permits	3.8
Company Plans	3.13(a)
Company Recommendation	3.2(c)
Company SEC Documents	3.5(a)
Confidentiality Agreement	3.24
D&O Insurance	6.8(b)
D&O Premium	6.8(b)
Debt Commitment Letter	4.5(a)

Debt Financing	4.5(a)
Dissenting Shares	2.4(a)
Effective Time	1.2
Equity Financing	4.5(a)
Financial Statements	3.5(b)
Financing	4.5(a)
Franchise Agreement	3.9(a)
GAAP	3.5(b)
Governmental Entity	3.3
Indemnified Parties	6.8(a)
internal controls	3.5(d)
IRS	3.13(b)
Leased Real Property	3.14(b)
Lender	4.5(a)
Material Control	3.9
Merger	1.1
Merger Consideration	2.1(a)
Merger Sub	Preamble
Multiemployer Plan	3.13(a)
New Commitment Letter	6.3(c)
Options	2.3(a)
Outside Date	8.1(b)(i)
Owned Real Property	3.14(a)
Parent	Preamble
Paying Agent	2.2(a)
Payment Fund	2.2(a)
Per Share Merger Consideration	2.1(a)
Preferred Stock	3.4(a)
Proxy Statement	3.10
Real Property	3.14(b)
Real Property Leases	3.9(a)(ix)
Representatives	5.2(a)
Restaurant Management	3.12
Restraints	7.1(b)
Securities Act	3.5(a)
Shareholder Approval	7.1(a)
Special Meeting	6.2(a)
Surviving Corporation	1.1
Tail Transaction	8.2(b)(iii)
Takeover Statute	3.23
Transactions	2.2(e)
Uncertified Share	2.1(a)
Voting Agreement	Recitals

Section 10.2     Certain Terms Defined. The following terms shall have the meanings set forth below for purposes of this Agreement:

“Action” means any claim, action, suit, complaint, petition, proceeding or investigation by or before any Governmental Entity or Person, whether at law, in equity, in arbitration or otherwise.

“Affiliates” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law or executive Order to close.

“Company Superior Proposal” means a Company Takeover Proposal that the Company Board determines in good faith, after consultation with counsel and its financial advisor and taking into account all legal, financial and regulatory and other aspects of the Company Takeover Proposal, the person making the Company Takeover Proposal and all relevant material terms of such Company Takeover Proposal and this Agreement (including any changes to this Agreement proposed by Parent in response to a Company Takeover Proposal), is more favorable to the shareholders of the Company than the Merger and the other transactions contemplated by this Agreement.

“Company Takeover Proposal” means (i) any inquiry, proposal or offer for a merger, consolidation, business combination or other similar transaction involving the Company, (ii) any inquiry, proposal or offer to acquire in any manner, directly or indirectly, more than 25 percent of the outstanding Common Shares or (iii) any inquiry, proposal or offer to acquire in any manner, directly or indirectly, assets of the Company or its Subsidiaries representing more than 25 percent of the consolidated assets of the Company, in each case, other than the transactions contemplated by this Agreement.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way, or other encumbrance of any kind.

“Enforceability Exceptions” means (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and (ii) general principles of equity.

“Environmental Laws” means all Laws relating to the protection of the environment, including the ambient air, soil, surface water or groundwater, or relating to the protection of human health from exposure to Materials of Environmental Concern in effect up through the date of Closing.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Franchisor” shall collectively mean Taco Bell Corp., KFC Corporation and Pizza Hut, Inc.

“Indebtedness” of any Person means (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the Ordinary Course of Business and payable in accordance with customary practices), (b) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations under financing leases, (d) all obligations in respect of acceptances issued or created, (e) all liabilities secured by any lien on any property and (f) all guarantee obligations.

“Intellectual Property” means United States or foreign intellectual property, including (i) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, extensions and reexaminations thereof, (ii) trademarks, service marks, logos, trade names, corporate names, Internet domain names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) copyrights and copyrightable works and all applications and registrations in connection with any of the foregoing, (iv) inventions and discoveries (whether patentable or not), industrial designs, trade secrets, confidential information and know-how, (v) computer software (including databases and related documentation), (vi) moral and economic rights of authors and inventors and (vii) all other proprietary rights whether now known or hereafter recognized in any jurisdiction.

“Knowledge” means (i) with respect to Parent, the actual knowledge (without independent inquiry or investigation) of the executive officers of Parent and (ii) with respect to the Company, the actual knowledge (without independent inquiry or investigation) of the following executive officers of the Company: James J. Liguori and Kenneth L. Hignett.

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Entity.

“Material Adverse Effect” means any event, circumstance, change, occurrence or state of facts that (i) has a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole other than events, circumstances, changes, occurrences or any state of facts relating to (A) changes in industries relating to the Company and its Subsidiaries in general and not specifically relating to the Company and its Subsidiaries, (B) general legal, regulatory, political, business, economic, financial or securities market conditions in the United States or elsewhere (including fluctuations, in and of themselves, in the price of the Common Shares), (C) the negotiation, execution or the announcement of this Agreement, the undertaking and performance or observance of the obligations contemplated by this Agreement or necessary to consummate the Transactions (including adverse effects on the results of operations attributable to uncertainties associated with the period between the date hereof and the Closing Date) or the consummation of any Transaction (including the Merger), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, (D) acts of war, insurrection, sabotage or terrorism, (E) changes in GAAP or the accounting rules or regulations of the SEC, (F) the effect of incurring out-of-pocket expenses in connection with negotiating, entering into, performing or consummating the Transactions or (G) the failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement or (ii) prevents the Company from performing its obligations under this Agreement, provided that “material” and “materially” have correlative meanings.

“Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste defined or regulated as such under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq. and the federal Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.

“Ohio Law” means the Ohio General Corporation Law.

“Option Plans” means the Nonqualified Stock Option Plan for Executives and Managers and the Key Employees Nonqualified Stock Option Plan.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Entity.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Permitted Encumbrances” means: (i) Encumbrances that relate to Taxes, assessments and governmental charges or levies imposed upon the Company that are not yet due and payable or that are being contested in good faith by appropriate proceedings or for which reserves have been established on the most recent financial statements included in the Company SEC Documents, (ii) Encumbrances imposed by Law that relate to obligations that are not yet due and have arisen in the Ordinary Course of Business, (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (iv) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances imposed upon the Company arising or incurred in the Ordinary Course of Business, (v) Encumbrances that relate to zoning, entitlement and other land use and environmental Laws, (vi) other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of real property, (vii) utility easements for electricity, gas, water, sanitary sewer, surface water drainage or other general easements granted to Governmental Entities, (viii) any Laws affecting any Site, (ix) any utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Sites, (x) any encroachments upon the property from any adjacent property, easement area, street or highway; provided, however, that in the case of clauses (v) through (x), none of the foregoing, individually or in the aggregate, materially adversely affect the continued use of the property to which they relate in the conduct of the business currently conducted thereon, (xi) as to any Leased Real Property, any Encumbrance affecting the interest of the lessor thereof, and (xii) any matters disclosed in reports delivered or made available to Parent by the Company prior to the date of this Agreement.

“Person” means a natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated society or association, joint venture, Governmental Entity or other legal entity or organization.

“Related Party” means (A) any director or officer of the Company or any of its Subsidiaries, (B) any record or beneficial owner of 5% or more of the voting securities of the Company or (C) any Affiliate, “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director, officer or owner.

“Restaurants” means all sixty-eight (68) restaurant locations owned and operated by Company and its Subsidiaries.

“Restaurant Personnel” means Restaurant Management and the Employees who work at or for the Restaurants.

“SEC” means the United States Securities and Exchange Commission.

“Site” means each location where the Company or any Subsidiary of the Company conducts business, including each Owned Real Property and Leased Real Property.

“Subsidiary” means, with respect to any party, any foreign or domestic corporation or other organization, whether incorporated or unincorporated, of which (a) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of such party’s Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax” or “Taxes” means all federal, state, local and foreign taxes, payments due under any applicable abandoned property, escheat, or similar Laws and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

“Tax Return” or “Tax Returns” means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return related to Taxes.

Section 10.3     Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular in this Agreement shall also include the plural and vice versa. The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The phrases “the date of this Agreement,” “the date hereof” and phrases of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signatures on Following Page.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

APEX RESTAURANT MANAGEMENT, INC.

By:	/s/ Tabbassum Mumtaz
Name: Tabbassum Mumtaz
Title: President & Chief Executive Officer

APEX BRANDS FOODS, INC.

By:	/s/ Tabbassum Mumtaz
Name: Tabbassum Mumtaz
Title: President & Chief Executive Officer

MORGAN’S FOODS, INC.

By:	/s/ James J. Liguori
Name: James J. Liguori
Title: President & Chief Executive Officer